UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

DST SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	43-1581814 (I.R.S. Employer Identification Number)

333 West 11th Street, Kansas City, Missouri	64105
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. [ ]

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Title of Class:
None

EXPLANATORY NOTE

This Form 8-A/A is filed by DST Systems, Inc. (the "Company") to reflect the expiration of the preferred stock purchase rights (the "Rights") registered on the Form 8-A filed by the Company on October 18, 2005.

Item 1.        Description of Registrant's Securities to be Registered.

Item 1 is hereby amended and supplemented as follows:

On October 18, 2015, the "Final Expiration Date" occurred under the Amended and Restated Rights Agreement dated as of August 5, 2011, by and between the Company and Computershare Trust Company, N.A., as Rights Agent (the "Rights Agreement"). As a result, the Rights Agreement and the Rights issued thereunder expired by their own terms and each share of common stock, par value $.01 per share, of the Registrant is no longer accompanied by a right to purchase, under certain circumstances, one one-thousandth of a share of Series A Preferred Stock of the Registrant. Stockholders of the Registrant were not entitled to any payment as a result of the occurrence of the Final Expiration Date and the expiration of the Rights.

Item 2. Exhibits.

Item 2 is hereby amended and supplemented as follows:

Exhibit No.	Description of Exhibit
3.1
The Certificate of Designations, dated October 16, 1995, establishing the Series A Preferred Stock of the Company, which is attached as Exhibit 4.3 to Company’s Registration Statement on Form S-1 filed on September 1, 1995, as amended (Registration No. 33-96526), is hereby incorporated by reference as Exhibit 3.1

4.1
Amended and Restated Rights Agreement, dated as of August 5, 2011, between the Company and Computershare Trust Company, N.A. as Rights Agent, which is attached as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2011 (Commission File No. 1-14036), is hereby incorporated by reference as Exhibit 4.1

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DST SYSTEMS, INC.
Date: December 21, 2015	By:	/s/ Randall D. Young
	Name:	Randall D. Young
	Title:	Sr. Vice President, General Counsel and Secretary